UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 4, 2014
____________________
HEARTLAND PAYMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction	(Commission File No)	(I.R.S. Employer
of incorporation or organization)	File No)	Identification Number)

90 Nassau Street, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)
(609) 683-3831
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 4, 2014, Heartland Payment Systems, Inc. (“Company”, “we”, “our” or “us”) entered into an amended and restated senior secured credit facility consisting of our existing revolving line of credit, which was increased from an aggregate principal amount of up to $350 million, to an aggregate amount of up to $400 million (the “Revolving Credit Facility”) and a new term loan in an aggregate principal amount of $375 million (the “Term Credit Facility” and, together with the Revolving Credit Facility, collectively, the “Credit Facility”) pursuant to an Amended and Restated Credit Agreement (the “ Credit Agreement”) among us, the lenders party to the Credit Agreement from time to time, Bank of America, N.A., as administrative agent (the “Agent”), swingline lender and letter of credit issuer (the “L/C Issuer”), SunTrust Bank and BMO Harris Bank, N.A., as joint syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and BMO Capital Markets, as joint lead arranger and joint book managers. We used the proceeds of the Term Credit Facility to finance the acquisition of TouchNet Information Systems, Inc. (“TouchNet”). Outstanding draws under our existing line of credit remain outstanding under the Revolving Credit Facility. Going forward, the proceeds of the Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.
The Revolving Credit Facility was extended to have a term of five years and continues to include a $35 million subfacility for issuance of letters of credit and a $35 million subfacility for swingline loans. The Term Credit Facility amortizes on a quarterly basis as follows, with the remaining principal balance due on September 4, 2019: (i) 5% of the initial Term Credit Facility to be payable in each of the first three years, (ii) 7.5% of the initial Term Credit Facility to be payable in the fourth year and (iii) 10% of the initial Term Credit Facility to be payable in the fifth year. The Term Credit Facility is also subject to mandatory prepayment from the net cash proceeds of certain asset dispositions, casualty or condemnation events, issuance of indebtedness and extraordinary receipts. Subject to the terms and conditions of the Credit Agreement, without the consent of the then existing lenders (but subject to the receipt of commitments), the Revolving Credit Facility may be increased and new incremental term loans may be issued in an aggregate principal amount of up to $150 million for all such increases under the Revolving Credit Facility and new term loans, subject to certain minimum threshold amounts. The pricing and amortization terms of any new term loan will be proposed by us in consultation with the Agent, but no new incremental term loan may have a maturity date which is earlier than the maturity date of the Credit Facility or any outstanding incremental term loan.
Borrowings under the Credit Facility bear interest at a floating rate which can be, at our option, either (a) a LIBOR borrowing rate for a specified interest period, or (b) the greatest of the prime rate, the federal funds rate plus 0.50% and the one month adjusted LIBOR rate plus 1%, in each case, plus a margin determined by our current leverage ratio.
The Revolving Credit Facility is subject to (a) an unused commitment fee on the daily unused amount of the Revolving Credit Facility and a letter of credit fee on the aggregate stated amount of each letter of credit available to be drawn, in each case, at a rate determined by our current leverage ratio, and (b) certain other customary fees and expenses paid to the L/C Issuer and the Agent.
The Credit Agreement contains covenants which include our maintenance of certain leverage and fixed charge coverage ratios, limitations on our ability to incur indebtedness, make investments (including acquisitions) and distributions, grant liens on our assets, enter into business combinations, sell assets and certain other financial and non-financial covenants. These covenants also apply to our subsidiaries. The Credit Agreement also contains representations and warranties which are customary for financings of this type.
The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.
Intercreditor Agreement
The Credit Agreement remains subject to that certain Intercreditor Agreement (the “Intercreditor Agreement”) dated October 23, 2013 among the Company, as borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as sponsor, and Bank of America, N.A., as bank group administrative agent.
The Intercreditor Agreement established various inter-lender terms, including, but not limited to, (i) the priority of liens with respect to borrowings under the Uncommitted Revolving Line of Credit Agreement (the “Sponsor Facility Agreement”) with Wells Fargo, as lender and as sponsor bank dated July 20, 2012 (as amended from time to time) and the Credit Agreement, (ii) the mechanics for the release of any such liens, (iii) the application of proceeds from merchant receivables under the Sponsor Facility Agreement, (iv) the restrictions on amending various agreements and (v) certain other restrictions on the various lenders to the Company.

The description of the Intercreditor Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Intercreditor Agreement, which is filed as Exhibit 10.2 to the Company’s Form 8-K filed on October 29, 2013 and is incorporated herein by reference.
Collateral Agreement
In connection with the Credit Agreement, on September 4, 2014, we and our Subsidiary Guarantors (as defined below), including TouchNet, entered into an Amended and Restated Collateral Agreement (the “Collateral Agreement”) with the Agent. Under the Collateral Agreement, our obligations under the Credit Agreement and related loan documents are secured by (a) first priority liens on substantially all of our assets and the assets of the Subsidiary Guarantors, other than (i) 35% of the voting interests in direct foreign subsidiaries, (ii) deposit accounts used for payroll processing, loan service processing or card processing, in each case, for third parties, and (iii) other customary exceptions, and (b) a lien on certain of our accounts receivable, subject to a first priority lien in favor of Wells Fargo, which secure our Sponsor Facility Agreement.
The description of the Collateral Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Collateral Agreement, which is filed hereto as Exhibit 10.2 and is incorporated herein by reference.
Subsidiary Guaranty
Our obligations under the Credit Agreement and related loan documents are guaranteed by all of our current domestic subsidiaries and all future domestic subsidiaries, including TouchNet (collectively, the “Subsidiary Guarantors”), pursuant to the Amended and Restated Continuing Subsidiary Guaranty made by the Subsidiary Guarantors on September 4, 2014 (the “Subsidiary Guaranty”).
The description of the Subsidiary Guaranty set forth above does not purport to be complete and is qualified in its entirety by reference to the Subsidiary Guaranty, which is filed hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation
The disclosure set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
On July 29, 2014, the Company announced that it and Titan Merger Sub, Inc., the Company’s wholly-owned subsidiary and a Delaware corporation, entered into an Agreement and Plan of Merger with TouchNet and TNSR, LLC, a Kansas limited liability company (the “Proposed Merger”). The Company received notice that the waiting period applicable to the consummation of the Proposed Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on August 27, 2014. On September 4, the Company issued a press release announcing that the Proposed Merger was consummated, which is filed hereto as Exhibit 10.4.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1
Amended and Restated Credit Agreement dated September 4, 2014, among Heartland Payment Systems, Inc., the lenders party to the Credit Agreement from time to time, Bank of America, N.A., as administrative agent (the “Agent”), swingline lender and letter of credit issuer (the “L/C Issuer”), SunTrust Bank and BMO Harris Bank, N.A., as joint syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and BMO Capital Markets, as joint lead arranges and joint book managers.

10.2	Amended and Restated Collateral Agreement dated September 4, 2014, among Heartland Payment Systems, Inc. certain of its subsidiaries as guarantors and Bank of America, N.A.
10.3	Amended and Restated Subsidiary Guaranty dated September 4, 2014, among certain of Heartland Payment Systems, Inc. subsidiaries as guarantors and Bank of America, N.A.
10.4	Press Release dated September 4, 2014 announcing closing of TouchNet acquisition and Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heartland Payment Systems, Inc.

Dated: September 5, 2014	By:	/s/ Charles H. N. Kallenbach
		Name:	Charles H. N. Kallenbach
		Title:	Chief Legal Officer